Exhibit 99.5
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
     The following table summarizes information as of June 27, 2010 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans:

	(a)		(c)
	Number of shares	(b)	Number of securities
	to be issued upon	Weighted-average	remaining available for
	exercise of	exercise price of	future issuance under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan category	and rights	and rights	reflected in column (a))
Equity compensation plans approved by shareholders	1,732,408	$9.67	1,350,015
Equity compensation plans not approved by shareholders	—	—	—

Total	1,732,408	$9.67	1,350,015

     On October 29, 2008, the shareholders of the Company approved the 2008 Unifi, Inc. Long-Term Incentive Plan (“2008 Long-Term Incentive Plan”). The 2008 Long-Term Incentive Plan authorized the issuance of up to 2,000,000 shares of Common Stock pursuant to the grant or exercise of stock options, including Incentive Stock Options (“ISO”), Non-Qualified Stock Options (“NQSO”) and restricted stock, but not more than 1,000,000 shares may be issued as restricted stock. As of June 27, 2010, there were no restricted stock awards issued under this plan. Any option or restricted stock that is forfeited may be reissued under the terms of the plan. The amount forfeited or canceled is included in the number of securities remaining available for future issuance in column (c) in the above table.
All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.